Exhibit 99.3

SECURITIES SALE AND PURCHASE AGREEMENT

This Securities Sale and Purchase Agreement (this “Agreement”) dated August 31, 2011, by and between Wigam LLC, a Delaware limited liability Seller (the “Seller”), and RPG FS Acquisition Limited, a Republic of Cyprus limited liability company (the “Purchaser”).

WHEREAS                      On August 22, 2011 the Seller and Win Gaming Media, Inc., a Nevada corporation (the “Company”) entered into that certain Securities Purchase Agreement, Exhibit A hereto (the "SPA"); and

WHEREAS                      Pursuant to the SPA at the closing of the transaction on August 31, 2011 (the “Closing”), the Company will sell and the Seller will purchase the following securities of the Company for an aggregate purchase price of US$1,000,000 (one million US dollars) (the “Purchase Price”), as follows: (i) 12,500,000 (twelve million five hundred thousand) shares of the Company’s Common Stock $0.001 par value at a price of $0.08 per share, or an aggregate purchase price of US$1,000,000 (one million US dollars) (the “Shares”); and (ii) five year warrant to purchase up to an additional 6,250,000 (six million two hundred fifty thousand) shares of the Company’s Common Stock $0.001 par value with an exercise price of $0.08 per share, which will be issued to the Purchaser at the Closing and will be exercisable only after six months from Closing (the "Warrant"); and

WHEREAS                      The Seller is desirous of selling the Shares and the Warrant (together the "Securities") to the Purchaser, and the Purchaser wishes to purchase the Securities from the Seller, all the terms and conditions further set forth herein; and

WHEREAS                      The Seller filed with the Company a letter, Exhibit B hereto, requesting the Company to issue the Securities to the Purchaser and the Company (i) accepted this request, (ii) confirmed that payment for the Securities by or on behalf of the Purchaser in the amount provided for in the SPA shall constitute good discharge of the payment obligations of Seller under the SPA, and (iii) agreed to work with the Seller to effect the transfer of the rights of the Seller under the SPA to Purchaser, and

WHEREAS                      The Parties hereto are desirous of determining the terms and conditions for the purchase and sale of the Securities, all in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, the Parties agree as follows:

1.           Definitions and Interpretation

1.1.           Capitalized terms shall have the meanings ascribed to them herein and in the SPA.

1.2.           Where appropriate, words in the singular also include the plural and vice versa. Words in the masculine also include the feminine and neuter genders. References to any Party shall also include their successors and permitted assignees.

1.3.           The headings in this Agreement are inserted for convenience only and shall not in any way affect the meaning, construction or interpretation of any provision of this Agreement.

2.           Sale and Purchase of the Securities

2.1.           The Seller hereby sells the Securities to the Purchaser, and the Purchaser hereby purchases the Securities from the Seller on an 'as is' basis in consideration for payment by Purchaser to Seller of the Purchase Price.

2.2.           The Seller and the Purchaser hereby agree that in lieu of payment of the Purchase Price to the Seller the Purchaser will pay the purchase Price directly to the Company.

2.3.           Following Closing the Seller shall work with the Company to effect the transfer of the rights of the Seller under the SPA to Purchaser.

2.4.           Each of the Parties shall take, or procure the taking of, any and all other actions and the execution and delivery of such other documents as reasonably required by either Party to give full legal effect to the sale and transfer of the Share and the Warrant as contemplated herein.

3.           The Parties Representations and Warranties

3.1.           Each Party represents and warrants towards the other Party that as of the date hereof: (i) such Party has taken all necessary legal steps to enable it to execute, deliver and perform its obligations under this Agreement; (ii) such Party has duly authorized, executed and delivered this Agreement and this Agreement when signed by it, will constitute its legal, valid and binding obligations enforceable in accordance with their terms; and (iii) the execution and delivery of this Agreement, and the consummation of the transactions contemplated herein or therein does not and will not conflict with and/or violate, the provisions of such Party organizational documents (with respect to a Party which is corporate entity), applicable law, judgment, writ, decree, order, permit, license and/or agreements applicable to it and/or to which it is a party, and does not require the consent approval or authorization of any authority or governing body whatsoever, which has not been duly obtained prior to the date hereof.

3.2.           Seller represents and warrants towards Purchaser that: (i) it has the sole and exclusive legal right to purchase the Securities pursuant to the SPA and be registered and beneficial owner of the Securities, free and clear of any liens, encumbrances or charges ("Encumbrances"); (ii) it has not granted any third party any option or other right whatsoever to acquire the Securities or any interest therein; (iii) when purchased the Securities shall be fully paid up and non-assessable; (iv) the Securities and all rights thereto shall be transferred to the Purchaser, free and clear of any Encumbrances; and (v) it is not party to any shareholder agreements and/voting agreements or the like in connection with the Securities.

3.3.           The Purchaser hereby represents and warrants that it is purchasing the Securities on an as is basis without any representation or warranty on the part of the Seller, other than the representations and warranties specifically set forth in Clause 3.1 and 3.2 hereof.

4.           Miscellaneous

4.1.           Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or by email to the email address set forth on the signature page or (b) upon actual receipt by the party to whom such notice is required to be given.

4.2.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors. This Agreement is not assignable by either party.

4.3.           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement).

4.4.           Survival of Representations. The Purchaser agrees that all of the warranties,

representations acknowledgments, confirmations, covenants and promises made in this Agreement shall survive its execution and delivery.

4.5.           Changes in Representations. The Purchaser agrees to notify the Seller immediately of any change in the representations, warranties or information pertaining to the Purchaser contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Sale and Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

By initialing the appropriate space below, the Purchaser hereby represents that the Purchaser:

_________ (initials)	is a corporation, a business trust, or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000.

_________ (initials)	is a natural person whose individual net worth, or joint net worth with his or her spouse, exceeds $ 1,000,000.

_________ (initials)
is a natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

__________ (initials)	is a trust with total assets in excess of $5,000,000, and was not formed for the specific purpose of acquiring the Shares.

/s/ AH (initials)	is an entity in which all of the equity owners fall within one of the categories set forth above.

WIGAM LLC	RPG FS ACQUISITION LIMITED
By: /s/ Ron Lubash Name: Ron Lubash Title: Authorized signatory Address: PHS Corporate Services 1313 Market St. Suite 5100 Wilmington, DE 19801, USA Fax No. +1-302-777-6595	By: /s/ Alexej Havlicek Name: Alexej Havlicek Title: Director Address: Anemomylos Office Building 8, Michael Karaolis Street 1095 Nicosia, Cyprus Fax No. +33722577938